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                        SUBSIDIARIES OF THE REGISTRANT

                                                                    EXHIBIT 21.1

1.  "Tier Technologies (Australia) PTY Limited", an Australian corporation.

2.  "Tier Technologies ( United Kingdom), Inc.", a Delaware corporation.

3.  "Tsource, Inc.", a Delaware corporation.

4.  "ADC Consultants PTY Limited", an Australian corporation.

5.  "Simsion Bowles & Associates", an Australian corporation.